                                                                    Exhibit  4.9
                                                                    ------------


     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE STATE BLUE SKY LAWS. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE NOTE PURCHASE AGREEMENT DATED AS OF JUNE 30, 1999 BETWEEN THE ISSUER HEREOF AND CERTAIN OTHER SIGNATORIES THERETO, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER HEREOF.



                        MATTHEWS STUDIO EQUIPMENT GROUP
                        -------------------------------
                     Convertible Senior Subordinated Note

                                                              New York, New York
                                                                   June 30, 1999
$10,000,000

     SECTION 1.  General.

          (a) For value received, MATTHEWS STUDIO EQUIPMENT GROUP, a California corporation (the "Company"), hereby promises to pay to ING Equity Partners,
                  -------
L.P.I. (together with its permitted transferees, successors and assigns, the "Holder"), the principal sum of $10,000,000, on June 30, 2005 (the "Stated
 ------
Maturity Date") and to pay interest quarterly on September 30, December 31, March 31 and June 30 of each year (each an "Interest Payment Date"), commencing
                                            ---------------------
on September 30, 1999, on said principal sum at the rate equal to the Applicable Interest Rate from the most recent Interest Payment Date to which such interest on this Note has been paid or, if no interest has been paid on this Note, the date of this Note.

          (b) All payments hereunder shall be made in such currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts or, in the case of payments of interest on this Note, in accordance with Section 2.
                                          ---------

          (c) Interest on this Note shall be calculated based upon a 360-day year, consisting of twelve 30-day months.

          (d) The principal of and interest on this Note shall (i) in the case of payment in cash, by wire transfer of immediately available funds to the account of the Holder as designated in writing by the Holder to the Company or by certified or official bank check payable to the Holder at the address of the Holder as set forth on the records of the Company or such other address as shall be designated in writing by the Holder to the Company, or (ii) in the case of payment of interest on this Note in accordance with Section 2 hereof, by
                                                    ---------
issuance of Additional Notes, by delivery of such Additional Notes at the address of the Holder as set forth on the records of the Company or such other address as shall be designated in writing by the Holder to the Company.

          (e) This Note is one of the duly authorized Notes issued by Company pursuant to the Note Purchase Agreement, dated as of June 30, 1999 (the "Purchase Agreement"), among the Company and other signatories thereto and is
 ------------------
entitled to the benefits of the Purchase Agreement (and the Security Agreement referred to therein (the "Security Agreement")). The Holder's right to payments
                          ------------------
on this Note is subordinated to the extent set forth in the Security Agreement. Capitalized terms used herein but not otherwise defined herein shall have meanings assigned to such terms in the Purchase Agreement.

     SECTION 2.  Payment of Interest by Issuance of Additional Notes.

     Subject to the provisions hereof, on any Interest Payment Date the Company may, at its option and in its sole discretion in lieu of payment of interest in cash on this Note (other than upon maturity or acceleration of the Note), pay all or any portion of the interest due on this Note in additional Notes ("Additional Notes") in an aggregate principal amount equal to the amount of
  ----------------
such interest that would otherwise be payable in cash; provided, however, that
                                                       --------  -------
the Company shall pay cash in lieu of issuing Additional Notes in any denomination of less than $1,000. The Company shall give written notice to the Holder of its intent to pay such interest in cash, not less than 5 nor more than 45 days prior to the date immediately preceding the Interest Payment Date. Any such Additional Notes issued by the Company shall be subject to the same terms (including the interest from time to time payable thereon) as this Note except, as the case may be, with respect to the issuance date and the aggregate principal amount thereof and shall be entitled to the benefits of the Purchase Agreement (and the Security Agreement referred to therein).

     SECTION 3.  Payment.

     This Note is subject to prepayment by the Company, in whole or in part.

     SECTION 4.  Conversion.

     Upon the consummation of a Qualified Equity Offering, this Note, without any action on the part of the Company or the Holder thereof, shall be deemed automatically converted into the number of fully paid and nonassessable shares of the Company's Common Stock which is obtained by dividing (x) the outstanding principal amount of the Note (plus accrued but unpaid interest thereon through the date of the consummation of the Qualified Equity Offering) by (y) the subscription price to investors in such Qualified Equity Offering. Upon conversion, the Company will not issue fractional shares in respect of its Common Stock, but shall distribute cash in lieu of any such fractional shares.

     SECTION 5.  Event of Default.

     If an Event of Default shall occur and be continuing, the aggregate outstanding principal amount of this Note (plus accrued but unpaid interest thereon) may be declared by the Requisite Holders to be due and immediately payable in the amount, in the manner and with the effect provided in the Purchase Agreement and the Security Agreement.

     SECTION 6.  Exchange or Replacement of this Note.

          (a) The Holder may, at its option, in person or by duly authorized attorney, surrender this Note at the business office of the Company and receive in exchange therefor a new Note in the same amount as the unpaid principal amount of this Note and bearing interest at the same rate specified in this Note, each such new Note to be dated as of the date of this Note and to be in such principal amount as remains unpaid and payable to such person or persons, or order, as the Holder may designate in writing.

          (b) Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note, and (in case of theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Company will deliver a new Note of like tenor in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 6 shall be dated as of the date
                                       ---------
of this Note.

     SECTION 7.  Extension of Maturity.

     Should the principal amount payable on this Note become due and payable on other than a Business Day, the payment of such principal amount shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate per annum herein specified during such extension.

     SECTION 8.  Attorneys' and Collection Fees.

     Should the indebtedness evidenced by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to principal and interest due and payable hereon, all costs of collection, including reasonable attorneys' fees and expenses, incurred by the Holder collecting or enforcing this Note.

     SECTION 9.  Amendments and Waivers.

     No provision of this Note may be amended or waived without the express written consent of both the Company and the Requisite Holders; provided,
                                                               --------
however, that any such amendment, modification or waiver that would adversely
-------
affect the rights hereunder of any Holder, without similarly affecting the rights of all Holders of Notes, in their capacity as a Holder of Notes, shall not be effective as to such Holder without its prior written consent. The Company hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by the Holder and then only to the extent set forth therein.

     SECTION 10.  Defined Terms.

     The following terms used in this Note shall have the meanings set forth below.

     "Additional Note" shall have the meaning given to such term in Section 2.
      ---------------                                               ---------

     "Applicable Interest Rate" means, relative to this Note, (i) during the
      ------------------------
Initial Period, twelve percent (12%) and (ii) following the Initial Period, eighteen percent (18%).

     "Initial Period" means the period beginning on the Closing Date and ending
      --------------
at 12:00 midnight on the first anniversary of  the Closing Date.

     "Interest Payment Date" shall have the meaning given to such term in
      ---------------------
Section 1.
---------

     SECTION 11.  No Set-Off.

     The Company owes it obligations under this Note without any right of set-off or deduction of any kind.

     SECTION 12.  Governing Law; Waiver of Jury Trial.

     Each of Sections 12.10, 12.12 and 12.13 of the Purchase Agreement is herein
             --------------  -----     -----
incorporated by reference and made a part hereof.

     SECTION 13.  Successors and Assigns.

     This Note is binding upon the successors and assigns of the Company.

     IN WITNESS WHEREOF, the Company has duly executed and delivered this Note as of the date first written above.

                              MATTHEWS STUDIO EQUIPMENT GROUP



                              By:   /s/ Carlos D. DeMattos
                                 -----------------------------------------------
                              Name:   Carlos D. DeMattos
                              Title:  Chairman of the Board/
                                      Chief Executive Officer